Registration No. 333-191839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REVETT MINERALS INC.
(Exact Name of Registrant as Specified in Its Charter)

Canada*	1040	Not Applicable**
(State or Other Jurisdiction	(Primary Standard Industrial	(IRS Employer Identification
of Incorporation)	Classification Code Number)	Number)

11115 East Montgomery Drive, Suite G
Spokane Valley, Washington 99206
(509) 921-2294
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John G. Shanahan
11115 East Montgomery Drive, Suite G
Spokane Valley, Washington 99206
(509) 921-2294

with a copy to:

Douglas J. Siddoway, Esq.
Randall | Danskin, P.S.
1500 Bank of America Financial Center
601 West Riverside Avenue
Spokane, Washington 99201-0653
(509) 747-2052
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the consummation of the domestication transaction covered hereby.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

common stock	34,596,387 (1)	$0.61 (2)	$21,103,796 (2)	$2,879

(1) Represents shares of common stock of Revett Mining Company, Inc., a to-be-formed Delaware corporation, being registered in connection with the domestication of Revett Minerals Inc., a corporation organized under the federal laws of Canada. Assumes the proposed domestication is approved by the registrant’s shareholders and thereafter consummated.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange Market Division on October 18, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

____________________

*The registrant intends to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America through a continuance under Section 188 of the Canada Business Corporations Act, or CBCA. The change in jurisdiction is sometimes referred to herein as the “domestication” and is subject to shareholder approval.

**The registrant intends to obtain an employer identification number at such time as the domestication is effected and the registrant is incorporated in the State of Delaware.

(ii)

Note: This Amendment No. 5 to Form S-4 is filed solely to amend Part II of the registration statement to include the term “Principal Accounting Officer” to the signature line of the Corporation’s Treasurer and Chief Financial Officer. There are no other changes to the registration statement as previously amended.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the CBCA and pursuant to the current bylaws, we will indemnify a director or officer or a former director or officer or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or another entity. In order to qualify for indemnification such director or officer or other individual must have (i) acted honestly and in good faith with a view to our best interests or, as the case may be, the other entity for which the individual acted as director or officer or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

The CBCA also provides that such persons are entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or other entity, if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done and otherwise fulfills the conditions for indemnity described above.

We may advance moneys to an individual for the costs, charges and expenses of a proceeding referred to above. The individual is required to repay the moneys if the individual does not fulfill the conditions for indemnity described above.

The proposed certificate of incorporation of Revett Mining Company, Inc. includes a provision that eliminates the personal liability of the directors for monetary damages to the fullest extent permitted by Delaware law. Under current Delaware law, a director’s liability to a corporation and its stockholders may not be limited for:

  a breach of the director’s duty of loyalty to the corporation or its stockholders;

  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  an unlawful payment of a dividend or an unlawful stock purchase or redemption; and

  any transaction from which the director derived an improper personal benefit.

The proposed bylaws of Revett Mining Company, Inc. generally provide for mandatory indemnification and advancement of expenses of our directors and officers to the fullest extent permitted under Delaware law; provided, however, that directors and officers shall not be entitled to indemnification for actions initiated by such parties unless the board of directors authorizes such action.

Currently, there is no pending litigation or proceeding involving any of our Corporation’s directors or executive officers for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We have directors’ and officers’ liability insurance and Revett Mining Company, Inc. intends to maintain the directors’ and officers’ liability insurance.

II – 1

Item 21. Exhibits and Financial Statement Schedules

The following exhibits and financial statement schedules are filed as part of this registration statement. Exhibits and financial statement schedules that have previously been filed are incorporated by reference, as noted. Exhibits and financial statement schedules filed herewith appear beginning at page E-1.

Exhibit No.	Exhibit or Financial Statement Schedule

2.2	Form of Special Resolution to be voted upon at the Special Meeting. Previously filed as Exhibit A to the proxy circular/prospectus comprising a portion of this registration statement.

2.3	Form of Certificate of Corporate Domestication to be filed under the DGCL. Previously filed as Exhibit B to the proxy circular/prospectus comprising a portion of this registration statement.

3.3	Articles of Incorporation of Revett Mining Company, Inc. Previously filed as Exhibit C to the proxy circular/prospectus comprising a portion of this registration statement.

3.4	Bylaws of Revett Mining Company, Inc. Previously filed as Exhibit D to the proxy circular/prospectus comprising a portion of this registration statement.

4.1

Amended and Restated Rights Agreement between Revett Minerals Inc. and Computershare Investor Services Inc. dated April 15, 2013. Previously filed as Exhibit 99.1 to Revett Minerals Inc.’s current report on Form 8-K dated April 17, 2013. Also filed as Appendix B to Revett Minerals Inc.’s proxy statement on Schedule 14A dated April 29, 2013.

5.1	Opinion of Randall | Danskin, P.S. as to the legality of the securities of Revett Mining Company, Inc. to be issued in the domestication. Previously filed.

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8.1	Opinion of Randall | Dasnkin, P.S. as to certain United States tax matters. Previously filed.

8.2	Opinion of Gowling Lafleur Henderson LLP as to certain Canadian tax matters. Previously filed.

10.1

Asset Purchase and Sale Agreement dated February 21, 2000, as amended, by and among Kennecott Montana Company, Sterling Mining Company (now Revett Silver) and Genesis Inc. Previously filed as Exhibit 10.1 to Revett Minerals Inc.’s Annual Report on Form 10-K dated March 29, 2013.

10.2

Agreement dated October 13, 2004 by and between Revett Silver Company and Royal Gold, Inc. Previously filed as Exhibit 10.2 to Revett Minerals Inc.’s registration statement on Form 10 dated July 20, 2007.

II – 2

10.3

Production Payment Agreement dated October 13, 2004, by and between Genesis Inc. (now Troy Mine, Inc.) and Royal Gold, Inc. Previously filed as Exhibit 10.3 to Revett Minerals Inc.’s registration statement on Form 10 dated July 20, 2007.

10.4	Revett Minerals Inc. Amended and Restated Equity Incentive Plan dated June 21, 2011. Previously filed as Exhibit 10.4 to Revett Minerals Inc.’s annual report on Form 10-K dated March 29, 2013.

10.10

Employment Agreement dated January 1, 2010 by and between John Shanahan and Revett Silver Company. Previously filed as an exhibit to Revett Minerals Inc.’s Current Report on Form 8-K dated January 22, 2010.

10.11

Employment Agreement dated January 16, 2010 by and between Kenneth Eickerman and Revett Silver Company. Previously filed as an exhibit to Revett Minerals Inc.’s Current Report on Form 8-K dated January 22, 2010.

10.12

Credit Agreement dated December 8, 2011 by and among Revett Minerals Inc., Revett Silver Company, Troy Mine Inc., RC Resources, Inc. and Societe Generale, in its capacity as administrative agent and letter of credit issuer. Previously filed as Exhibit No. 16.3 to Revett Minerals Inc.’s Current Report on Form 8-K dated December 12, 2011.

10.13

Amendment No. 1, dated August 7, 2012, to Credit Agreement dated December 8, 2011 by and among Revett Minerals Inc., Revett Silver Company, Troy Mine Inc., RC Resources, Inc. and Societe Generale, in its capacity as administrative agent and letter of credit issuer. Previously filed as Exhibit 10.13 to Revett Minerals Inc.’s Annual Report on Form 10-K dated March 29, 2013.

10.14

Amendment No. 2 and Guarantor Joinder, dated December 13, 2012 to Credit Agreement dated December 8, 2011 by and among Revett Minerals Inc., Revett Silver Company, Troy Mine Inc., RC Resources, Inc. and Societe Generale, in its capacity as administrative agent and letter of credit issuer. Previously filed as Exhibit 10.14 to Revett Minerals Inc.’s Annual Report on Form 10-K dated March 29, 2013.

10.15

Amendment No. 3 and Guarantor Joinder, dated February 28, 2013 to Credit Agreement dated December 8, 2011 by and among Revett Minerals Inc., Revett Silver Company, Troy Mine Inc., RC Resources, Inc. and Societe Generale, in its capacity as administrative agent and letter of credit issuer. Previously filed as Exhibit 10.15 to Revett Minerals Inc.’s Annual Report on Form 10-K dated March 29, 2013.

21.1

Subsidiaries of the registrant. Previously filed as Exhibit 21.1 to Revett Minerals Inc.’s registration statement on Form 10 dated July 20, 2007 and filed in amended form (to reflect the formation of Revett Exploration, Inc. and Revett Holdings, Inc. during the year ended December 31, 2012) as Exhibit 21.1 to Revett Minerals Inc.’s Annual Report on Form 10-K dated March 29, 2013.

23.3	Consent of KPMG LLP. Previously filed.

23.4	Consent of KPMG LLP Canada. Previously filed.

23.5	Consents of Randal | Danskin, P.S. Included in its opinions previously filed as Exhibit 5.1 and Exhibit 8.1.

23.6	Consent of Gowling Lafleur Henderson LLP. Included in its opinion previously filed as Exhibit 8.2.

24.1	Revised powers of attorney. Filed herewith.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(6)

that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(i)	The undersigned registrant hereby undertakes that:

(1)

for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Revett Minerals Inc. has duly caused this Amendment No. 4 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane Valley, Washington on December 9, 2013.

REVETT MINERALS INC.
By:	/s/ John G. Shanahan
John G. Shanahan
President and Chief Executive Officer

By:	/s/ Kenneth Eickerman
Kenneth Eickerman
Treasurer and Chief Financial Officer, and Principal Accounting Officer